EXHIBIT 99.1

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2009 Results

MITCHEL FIELD, N.Y., Sept. 15, 2008 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues of $13.1 million for the first quarter of fiscal year 2009, which ended July 31, 2008, compared to $14.3 million for the preceding quarter and $15.6 million for the same period of fiscal 2008. Operating loss declined from $3.0 million in the preceding quarter to $1.3 million in the first quarter of fiscal 2009, compared to an operating loss of $792,000 in the first quarter of fiscal 2008.

Net loss for the first quarter fiscal 2009 was $773,000, or ($0.09) per diluted share, compared to a net loss of $1.7 million ($0.19) per diluted share, in the preceding quarter. Net income for the same period last year was $1.4 million, or $0.16 per diluted share, which included a pre-tax gain of $3.0 million on a sale of assets.

Chairman of the Board General Joseph Franklin made the following comments: "This was a quarter of hard progress. Significant cost reductions were initiated. We have addressed the engineering and manufacturing problems we encountered as we increased production capacity. We are implementing solutions that will raise the efficiency of our operations while maintaining this expanded capacity. The higher-than-budgeted production costs incurred on three large satellite programs are for the most part behind us today. We expect these costs to be fully absorbed by the end of the second quarter of this fiscal year. Taking into account all of these factors, we expect continuing improvement in operations and look forward to achieving our goal of a profitable full fiscal year."

Reports on the Company's major business areas:

  --  Satellite Payloads: Revenues from this business area remained steady at the same rate recorded in the previous quarter,
      reflecting lower bookings during the first three quarters of fiscal 2008. Satellite payloads continue to represent more than
      30% of total revenues. During this quarter work began on two major, cost-plus, long-term U.S. Government satellite programs:
      GPS III and Advanced Secure Space Systems.

      *   The GPS III current program, valued at approximately $11
          million for Frequency, calls for development, qualification, and manufacture of rubidium atomic clocks and frequency
          generators for the first two satellites of a multi-satellite program. By 2010 we expect the current program to be followed by a requirement for manufacture of rubidium atomic clocks and frequency generators for an additional ten satellites.
          These twelve satellites represent the first of three phases for a planned 36-satellite constellation.

      *   The Advanced Secure Space Systems current program, valued
          at approximately $9 million for Frequency, calls for
          development of high precision timing systems for satellite payloads. By 2010, we expect the current program to be
          followed by significant additional requirements for high
          precision timing systems.

  --  U.S. Government/DOD non-satellite programs: Revenues from these programs decreased quarter-over-quarter but remained near 20% of overall business, about the same as in the previous year. During this past quarter, and subsequently, the Company has received add-on awards to the pre-production contracts for its state-of-
      the-art low-g sensitivity timing systems to be used on many airborne platforms.

  --  Telecommunications infrastructure: Sales of telecommunications equipment decreased moderately, but still represented
      approximately 40% of the Company's total revenues. During the first quarter, the Company received additional orders for its
      US5G wireline synchronization systems, which were shipped
      shortly after the quarter ended. Significantly, these are the first production units to be installed and operated on-line in domestic networks.

Reporting segments:

(Including inter-segment sales of $703,000):

  --  FEI-NY revenues were $8.8 million, compared to $9.1 million in the preceding quarter, and $11.8 million in the first quarter of fiscal 2008. The FEI-NY segment includes revenues from all major business areas.

  --  Gillam-FEI recorded revenues of $2.6 million for this quarter, compared to $3.4 million in the preceding quarter and $2.3 million in the first quarter of fiscal 2008. The Gillam-FEI segment includes revenues primarily from wireline
      telecommunications infrastructure and from other network
      management products.

  --  FEI-Zyfer revenues were $2.3 million for this quarter, compared to $2.4 million for the preceding quarter and $2.0 million in the first quarter of fiscal 2008. The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs.

Chief Financial Officer Alan Miller provided the following comment on the Company's financial report: "During this quarter the Company's gross margin improved and other costs were reduced. As a result, operating loss decreased by $1.7 million from the loss recorded in the fourth quarter of fiscal year 2008. As we complete older, high cost satellite payload programs, transition resources to recently awarded contracts, and make other adjustments to our operations, we expect to show operating profits for fiscal year 2009. We are confident that we will also generate positive cash flow during this fiscal year. With this outlook, the Company recently purchased over 650,000 shares of its common stock."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, September 15, 2008, at 2:00 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-852-6573. International callers may dial 1-719-325-4808. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through October 15, 2008. The archived call may also be retrieved at 1-888-203-1112 (domestic) or 1-719-457-0820 (international) using Passcode ID 2314071.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

               Frequency Electronics, Inc. and Subsidiaries
              Condensed Consolidated Statement of Operations

                                                    Quarter Ended
                                                       July 31,
                                                2008           2007
                                                ----           ----
                                                     (unaudited)
                                                (in thousands except
                                                   per share data)

 Net Sales                                     $13,063        $15,557
 Cost of Sales                                   9,872         11,086
                                               -------        -------
                   Gross Margin                  3,191          4,471

 Selling and Administrative                      3,116          3,086
 Research and Development                        1,365          2,177
                                               -------        -------
                   Operating Loss               (1,290)          (792)
 Interest and Other, net                           192          3,032
                                               -------        -------
 Income before Income Taxes                     (1,098)         2,240
 Income Tax (Benefit) Provision                   (325)           860
                                               -------        -------
                   Net (Loss) Income           $  (773)       $ 1,380
                                               =======        =======

 Net (Loss) Income per Common Share:
          Basic                                $ (0.09)       $  0.16
                                               =======        =======
          Diluted                              $ (0.09)       $  0.16
                                               =======        =======

 Average Common Shares Outstanding:
          Basic                              8,742,086      8,695,027
                                             =========      =========
          Diluted                            8,742,086      8,783,676
                                             =========      =========

               Frequency Electronics, Inc. and Subsidiaries
                  Condensed Consolidated Balance Sheets

                                               July 31,      April 30,
                                                2008           2008
                                                ----           ----
                                                   (in thousands)
 ASSETS
 ------
 Cash & Marketable Securities                 $ 14,361       $ 15,443
 Accounts Receivable                            13,729         10,271
 Costs and Estimated Earnings
      in Excess of Billings                      7,143          9,556
 Inventories                                    30,930         30,218
 Other Current Assets                            5,631          5,496
 Property, Plant & Equipment                     9,139          9,531
 Other Assets                                   16,521         16,405
                                              --------       --------
                                              $ 97,454       $ 96,920
                                              ========       ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Current Liabilities                          $ 13,203       $ 12,077
 Long-term Obligations and Other                11,213         11,233
 Stockholders' Equity                           73,038         73,610
                                              --------       --------
                                              $ 97,454       $ 96,920
                                              ========       ========

CONTACT:  Frequency Electronics, Inc.
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman
          (516) 794-4500
          www.frequencyelectronics.com